UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
June 1, 2007 (May 31, 2007)
Date of Report (Date of earliest event reported)
HORIZON HEALTH CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-13626	75-2293354
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)
2941 South Lake Vista Drive
Lewisville, Texas 75067
(Address of principal executive offices and zip code)
(972) 420-8200
(Registrant’s telephone number,
including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     Effective as of 11:59 p.m., Eastern Daylight Time, on May 31, 2007, pursuant to an Agreement and Plan of Merger, dated as of December 20, 2006 (the “Merger Agreement”), by and among Psychiatric Solutions, Inc. (“PSI”), Horizon Health Corporation (“Horizon Health”) and Panther Acquisition Sub, Inc., a Delaware corporation and wholly-owned direct subsidiary of PSI (“Merger Sub”), Merger Sub merged with and into Horizon Health (the “Merger”) and Horizon Health became a wholly-owned subsidiary of PSI. Upon completion of the Merger, Horizon Health became a borrower under PSI’s Second Amended and Restated Credit Agreement, as amended (the “Amended and Restated Credit Agreement”), and certain subsidiaries of Horizon Health guaranteed the obligations of the borrowers under the Amended and Restated Credit Agreement.
     Also on May 31, 2007, PSI completed the private placement of $250 million aggregate principal amount of senior subordinated notes in accordance with Rule 144A and Regulation S under the Securities Act of 1933 (the “Notes”). The Notes were issued pursuant to the terms of an indenture as supplemented by the Seventeenth Supplemental Indenture, dated as of May 31, 2007 (the “Supplemental Indenture”), among PSI, certain of PSI’s subsidiaries named as guarantors therein, including Horizon Health and certain of its subsidiaries, and U.S. Bank National Association, as trustee. The Supplemental Indenture provides for the guarantee of the Notes and the $220 million aggregate principal amount of notes of the same series that PSI issued on July 6, 2005, by certain of PSI’s subsidiaries, including Horizon Health and certain of its subsidiaries.
     Additional information about the Amended and Restated Credit Agreement and the Supplemental Indenture is included in Item 1.01 of PSI’s Current Report on Form 8-K filed on June 1, 2007 and is incorporated herein by reference.
Item 1.02 Termination of a Material Definitive Agreement
     In connection with the Merger, on May 31, 2007, Horizon Health repaid in full all outstanding term loans and revolving loans, together with interest and all other amounts due in connection with such facilities, except for obligations with respect to outstanding letters of credit, under that certain Third Amended and Restated Credit Agreement dated as of June 10, 2005 (as amended, the “Horizon Health Credit Agreement”), among Horizon Health, Horizon Mental Health Management, Inc., certain banks and other lending institutions (the “Banks”), and JPMorgan Chase Bank, N.A., as agent for the Banks (the “Agent”). The obligations of Horizon Health with respect to the letters of credit that remain outstanding under the Horizon Health Credit Agreement have been secured by a cash collateral account containing cash deposited with the Agent.
Item 2.01 Completion of Acquisition or Disposition of Assets
     Pursuant to the Merger on May 31, 2007, Horizon Health became a wholly-owned subsidiary of PSI, and each share of Horizon Health’s outstanding common stock, par value $.01 per share (the “Common Stock”), including each Right (as defined below), if any, attributable to such share, was automatically converted into the right to receive $20.00 in cash per share, without interest and less any applicable withholding taxes (the “Merger Consideration”). PSI used the proceeds from the sale of the Notes and borrowings under the Amended and Restated Credit Agreement to finance the payment of the Merger Consideration and the other amounts payable in connection with the Merger.
     In connection with the closing of the Merger, on May 31, 2007, Horizon Health notified the Nasdaq Global Select Market of the closing and requested that the Nasdaq Global Select Market delist the Common Stock. Horizon Health has filed or will file a Form 15 to deregister its Common Stock from the requirements of the Securities Exchange Act of 1934, as amended (the “Act”). Horizon Health also has filed or will file a Form 15 to deregister from the requirements of the Act the rights (each, a “Right”) issued by Horizon Health pursuant to the Rights Agreement dated as of February 6, 1997, as amended, between Horizon Health and American Stock Transfer & Trust Company, as Rights Agent.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     The information set forth in response to Item 1.01 is incorporated by reference into this Item 2.03.
Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing
     The information set forth in response to Item 2.01 is incorporated by reference into this Item 3.01.
Item 3.03 Material Modification to Rights of Security Holders
     The information set forth in response to Item 2.01 is incorporated by reference into this Item 3.03.
Item 5.01 Changes in Control of Registrant
     The information set forth in response to Item 2.01 is incorporated by reference into this Item 5.01.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
     Pursuant to the Merger Agreement, on May 31, 2007, as of the Effective Time, George E. Bello, Michael R. Bowlin, James E. Buncher, Robert A. Lefton, William H. Longfield, Ken Newman and C. Thomas Smith ceased to be directors of Horizon Health, and Joey A. Jacobs and Christopher L. Howard became directors of Horizon Health.
     Pursuant to the Merger Agreement, on May 31, 2007, as of the Effective Time, the following persons ceased to be officers of Horizon Health: Ken Newman, Chairman, President and Chief Executive Officer; John E. Pitts, Executive Vice President, Finance and Chief Financial Officer; David K. White, President, Contract Management Services; Frank J. Baumann, President, Hospital Services; Donald W. Thayer, Executive Vice President, Acquisitions; and David K. Meyercord, Executive Vice President, Administration, General

Counsel and Secretary. Pursuant to the Merger Agreement, as of the Effective Time, the following persons became the officers of Horizon Health: Joey A. Jacobs, President; Christopher L. Howard, Vice President and Secretary; Jack E. Polson, Vice President, Chief Financial Officer/Treasurer and Assistant Secretary; Brent Turner, Vice President and Assistant Secretary; and Steven T. Davidson, Vice President and Assistant Secretary.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HORIZON HEALTH CORPORATION
Date: June 1, 2007	By:	/s/ Christopher L. Howard
Christopher L. Howard
Vice President and Secretary

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